Exhibit 4.17

Third Amendment to the Global Connectivity Agreement

This third amendment to the Global Connectivity Agreement (“Third Amendment”) is entered into on this date, August 29, 2023, by and between:

(a)	Banco de Chile (“Banco de Chile”), a sociedad anónima abierta [publicly traded corporation] validly incorporated and existing in accordance with the laws of the Republic of Chile, and

(b)	Citigroup Inc. (“Citigroup”) is a duly incorporated and validly existing company in accordance with the laws of the State of Delaware, United States of America; Banco de Chile and Citigroup, jointly the “Parties” and individually a “Party”.

BACKGROUND INFORMATION

I. On October 22, 2015, the Parties entered into a Global Connectivity Agreement, as amended and extended from time to time (the “Agreement” or the “Connectivity Agreement”), for the purpose, among other things, of establishing the relationship of the Parties with respect to the provision of banking services in Chile and abroad between Banco de Chile and its subsidiaries, on the one hand, and Citigroup and its subsidiaries, on the other.

II. On April 26, 2021, the Parties agreed to an amendment to the customer care model of the Off-Shore Business described in Annex C of the Connectivity Agreement (the “First Amendment”).

III. On August 31, 2021, the Parties agreed to rescind an agreement adopted in the Steering Committee and to update Annex F of the Connectivity Agreement, which lists the agreements of the said Committee on revenue distribution that are part of the Agreement (the “Second Amendment”).

IV. The Parties have agreed to amend subparagraph (j) of Annex “C” to the Agreement with regard to the way in which they may agree or modify the Interaction Model referred to therein. The Parties have also agreed to update Annex F of the above-mentioned Connectivity Agreement.

PURSUANT TO THE FOREGOING, and taking into account the background and the terms and conditions under this instrument and other onerous consideration received by both Parties, the receipt of which the Parties acknowledge with this amendment, and with the intention that the Parties are bound by the agreements defined herein, the Parties agree as follows:

CLAUSES

One. Definitions. Undefined capitalized expressions used in this instrument shall have the meaning assigned to them in the Connectivity Agreement.

Two. Amendment (a) The Parties agree to amend subparagraph (j) of Annex C to the Connectivity Agreement to the effect that they may agree and modify the Interaction Model without the need to modify the Agreement or to incorporate it as an annex to Annex C. For these purposes, the Parties replace subparagraph (j) of Annex C with the following new subparagraph (j):

“(j) the Parties shall agree on a document (the “Interaction Model”) to set out the terms of the services necessary to enable them to conduct the business under this Annex C in an efficient manner. Such agreement must be framed within the parameters and guidelines contemplated in the Connectivity Agreement and this Annex C. The agreement whereby the Parties agree the Interaction Model and/or its potential modifications shall not require modification of the Connectivity Agreement, the Annex C, or any annex to the latter.”

For the above purposes, the Parties agree to replace Annex C with a new Annex C which is annexed to this instrument and which becomes an integral part of the Connectivity Agreement.

(b) the Parties agree to amend the Connectivity Agreement to replace its Annex F with a new Annex F, which is annexed to this instrument, which becomes an integral part of the Connectivity Agreement, and which lists the existing revenue distribution agreements adopted in the Steering Committee.

Three. Duration. This Third Amendment shall be effective once each copy of it is signed by each Party and is received by email.

Four. Scope. The Connectivity Agreement continues to be fully in force with regard to all provisions not modified by this instrument.

Five. Applicable Law and Jurisdiction. The Parties agree that clause Five subparagraph (l) “Applicable Law and Jurisdiction” of the Connectivity Agreement applies to this First Amendment.

Six. Copies. This Third Amendment may be signed in any number of copies, each of which shall be considered as an original, and shall produce the same effects as if the signatures contained in such copies were on the same instrument, but every one of such copies together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereby sign this Third Amendment through their duly authorized representatives on the date indicated in the preamble of the same.

CITIGROUP INC.

By:	/s/ Ernesto Torres Cantú
Ernesto Torres Cantú
CEO, Latin America

BANCO DE CHILE

By:	/s/ Eduardo Ebensperger Orrego
Eduardo Ebensperger Orrego
CEO

[Signature Page of Third Modification of the Global Connectivity Agreement]

Annex “C”

Principles of Interaction for Off-Shore Business

a)	Business Units:

-	“Banca Personas Internacional” of Banco de Chile (hereinafter, “IPB BCH”): Based in Chile, its main function shall be to coordinate the interaction with Citi IPB US business.

-	“Citi IPB US” of Citigroup (hereinafter “Citi IPB”): Based in the United States, it shall have as its main function to directly manage and take care of the relationship (products and services) of the Relevant Customers.

b)	“Relevant Customers”: They are the customers with a relationship established with Citi IPB and are segmented as follows:

-	“ Existing Citi IPB Customers”: They are those existing customers in Citi IPB before January 2008.

-	“ Citi IPB Ex BCH USA Customers”: These are those customers currently existing in Citi IPB who belonged to branches of Banco de Chile in the United States (New York and Miami) and who were acquired by Citigroup through the Asset Purchase Agreement.

-	“New Citi IPB Customers”: They are those customers (i) existing in Citi IPB and referred by Banco de Chile as of January 2008, and (ii) those that are referred in the future by Banco de Chile.

In order to identify the Relevant Customers, the Parties have compiled a list that they shall keep updated with incorporations (new relationships) and deletion (desertion) for each segment.

For purposes of the Annex “B-1” of the Connectivity Agreement, the concept “new Chilean Customers of IPB products (those not included in the lists of original RUTs [Tax IDs] )” means the New Citi IPB Customers of this Annex C.

c)	Distribution Network Banco de Chile: It consists of various channels (retail banking businesses, wholesale banking businesses, subsidiaries (including Banchile Inversiones), etc.) with the ability to generate referrals to Citi IPB. This shall take place through the executives of the aforementioned channels or through centralized actions that are carried out (Product and/or Marketing of the Bank).

d)	Targets: Targets for the above-mentioned benchmarks shall be established annually and jointly and shall be monitored (jointly by both parties) to adjust and implement the necessary action plans in case of significant deviations.

e)	Platform (products and services): Citi IPB should use its reasonable best efforts to provide a competitive platform for costs, products, services, and level of care. This, in order to provide a competitive offer that allows Banco de Chile to generate the level of referrals in the manner agreed, to minimize the attrition of Relevant Customers, and allowing to assess the use of the Citi IPB platform by other units of Banco de Chile (e.g., Banchile Inversiones) with a similar offering.

f)	Customer Relations:

-	Citi IPB, from the United States, shall be responsible for managing the relationship of the Relevant Customers in all its aspects, through a level of service and contact in line with the standards according to the profile and relationship balance in Citi IPB.

-	In addition to generating referrals to Citi IPB, Banco de Chile shall provide certain services of assistance in the interaction between the Relevant Clients and Citi IPB, which shall be documented in the Interaction Model (as defined in subparagraph (j) of this Annex C).

-	Travel to Chile or visits to customers in Chile by representatives of Citi IPB must be previously agreed, and coordinated with Banco de Chile, and shall be governed by the protocols defined with Banco de Chile and with observance of the applicable law.

-	Citi IPB shall not be authorized to prospecting Chilean customers without the approval of Banco de Chile.

-	With regard to customers referred to Citi IPB by Relevant Customers, Citi IPB must inform Banco de Chile, and they shall become a part of the New Citi IPB Customer base.

-	IPB BCH shall coordinate with Citi IPB to: (i) monitor the evolution of the business and the defined targets of referrals; (ii) carry out the referrals processes (iii) collaborate with Citi IPB in aspects that require local management and reactive scope (at the request of Citi IPB and prior agreement of BCH) and limited to matters related exclusively to the administrative care of clients (e.g. approval of Public Figures, Legal Opinions). All activities related to investment products are excluded from the collaboration.

g)	Measurements: On a quarterly basis, Citigroup shall inform Banco de Chile of the revenues obtained by Citi IPB from New Citi IPB Customers, and Banco de Chile shall report the aggregate costs of IPB BCH, to generate the respective invoicing and payments, within the month immediately following the corresponding quarter, and according to the provisions of Annex “B-1” of the Connectivity Agreement. The Parties in good faith agree to establish the necessary mechanisms to validate the information generated.

h)	Although IPB BCH shall report hierarchically within Banco de Chile, by its nature, there shall be a coordination with Citi IPB, which under no circumstance shall be a functional or direct reporting dependency.

i)	It is the intention of the Parties that both the business of Citi IPB and the business of products and services of Banco de Chile grow, and in this sense the coordination for the crossing of products and sales is essential.

j)	The Parties shall agree on a document (the “Interaction Model”) detailing the services necessary to enable them to conduct the business under this Annex C in an efficient manner. Such document shall be framed within the parameters and guidelines contemplated in the Connectivity Agreement and this Annex C. The agreement whereby the Parties agree on the Interaction Model and/or its potential modifications shall not require modification of the Connectivity Agreement, Annex C, or any annex to the latter.

Annex “F”

Steering Committee Agreements that form part of this Agreement

1.	Agreement of “Proposal for Revenue Distribution CICC” adopted at Meeting No. 02/12 held on February 24, 2012, and approved at Meeting No. 04/12 held on May 25, 2012.

2.	“International Fixed Income Agreement” approved at Meeting No. 08/12 held on October 25, 2012.

3.	“Agreement of payment discount Agreement to international suppliers, “Supplier Finance” approved at Meeting No. 01/13 held on January 24, 2013.

4.	“ Equity Capital Markets Transactions Agreement (ECM)” approved at Meeting No. 02/14 held on February 27, 2014.

5.	Agreement on “Remunerations on the Cash Management Business(“Cash Management”) approved at Meeting No. 07/2019 held on October 24, 2019.

6.	Agreement on “Remunerations on the Outflow Business of International Custody” approved at Meeting No. 01/2021 held on August 26, 2021.